Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and

Board of Directors of

Fisher Communications, Inc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Fisher Communications, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002 to adopt Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”.

PricewaterhouseCoopers LLP
Seattle, Washington March 11, 2004, except as to Note 12 which is as of August 31, 2004 and Note 15 which is as of September 15, 2004.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2003	2002	2001
	(in thousands, except per-share amounts)
Revenue	$138,387	$126,696	$134,008
Costs and expenses
Cost of services sold, exclusive of depreciation and amortization reported separately below, amounting to $14,356, $13,591, and $12,188, respectively	69,183	58,476	63,393
Selling expenses	25,259	19,808	17,644
General and administrative expenses	39,829	36,916	33,942
Depreciation and amortization	16,180	15,640	17,518

	150,451	130,840	132,497

Income (loss) from operations	(12,064)	(4,144)	1,511
Net gain (loss) on derivative instruments	(6,911)	1,632
Loss from extinguishment of long-term debt	(2,204)	(3,264)
Other income, net	6,401	2,932	2,950
Equity in operations of equity investee	26	93	7
Interest expense, net	(13,081)	(11,318)	(9,211)

Loss from continuing operations before income taxes	(27,833)	(14,069)	(4,743)
Benefit for federal and state income taxes	(13,029)	(6,523)	(3,306)

Loss from continuing operations	(14,804)	(7,546)	(1,437)
Income (loss) from discontinued operations, net of income taxes:
Real estate operations	10,276	6,775	1,261
Property management business	(831)	1,674	(1,488)
Georgia television stations	8,189	347	(876)
Portland radio stations	7,090	(582)	(2,088)
Media Services operations closed	(1,692)	(2,541)	(3,308)
Milling business		(500)	(327)

Income (loss) from discontinued operations, net of income taxes	23,032	5,173	(6,826)

Income (loss) before cumulative effect of change in accounting principle	8,228	(2,373)	(8,263)
Cumulative effect of change in accounting principle, net of income tax benefit of $34,662		(64,373)

Net income (loss)	$8,228	$(66,746)	$(8,263)

Income (loss) per share:
From continuing operations	$(1.72)	$(0.88)	$(0.16)
From discontinued operations	2.68	0.61	(0.80)
Cumulative effect of change in accounting principle		(7.50)

Net income (loss) per share	$0.96	$(7.77)	$(0.96)

Income (loss) per share assuming dilution:
From continuing operations	$(1.72)	$(0.88)	$(0.16)
From discontinued operations	2.68	0.61	(0.80)
Cumulative effect of change in accounting principle		(7.50)

Net income (loss) per share assuming dilution	$0.96	$(7.77)	$(0.96)

Weighted average shares outstanding	8,599	8,593	8,575
Weighted average shares outstanding assuming dilution	8,599	8,593	8,575

See accompanying notes to consolidated financial statements.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31 2003	December 31 2002
	(in thousands, except share and per share amounts)
ASSETS
Current Assets
Cash and short-term cash investments	$12,996	$23,515
Restricted cash		12,778
Receivables	28,362	30,943
Income taxes receivable		4,425
Deferred income taxes	1,592	1,609
Prepaid expenses	3,951	4,268
Television and radio broadcast rights	6,624	7,146
Assets held for sale		3,114

Total current assets	53,525	87,798
Marketable securities, at market value	116,882	107,352
Cash value of life insurance and retirement deposits	14,694	13,876
Television and radio broadcast rights	4,120	5,253
Goodwill, net	38,354	38,354
Intangible assets	1,244	765
Investments in equity investee	2,824	2,922
Other	5,199	16,524
Assets held for sale		108,525
Property, plant and equipment, net	159,843	164,622

Total Assets	$396,685	$545,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$1,526	$4,821
Trade accounts payable	3,684	4,607
Accrued payroll and related benefits	9,207	6,606
Television and radio broadcast rights payable	5,896	6,179
Income taxes payable	5,323
Other current liabilities	4,670	1,553
Liabilities of businesses held for sale		3,595

Total current liabilities	30,306	27,361
Long-term debt, net of current maturities	127,331	248,459
Accrued retirement benefits	18,693	19,093
Deferred income taxes	25,980	33,116
Television and radio broadcast rights payable, long-term portion	90	111
Other liabilities	6,481	6,276
Liabilities of businesses held for sale		38,840

Commitments and Contingencies

Stockholders’ Equity
Common stock, shares authorized 12,000,000, $1.25 par value; issued 8,608,288 in 2003 and 8,594,060 in 2002	10,760	10,743
Capital in excess of par	4,051	3,488
Deferred compensation	(2)	(11)
Accumulated other comprehensive income - net of income taxes:
Unrealized gain on marketable securities	75,312	69,020
Minimum pension liability	(2,223)	(2,183)
Retained earnings	99,906	91,678

Total Stockholders’ Equity	187,804	172,735

Total Liabilities and Stockholders’ Equity	$396,685	$545,991

See accompanying notes to consolidated financial statements.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in Excess of Par	Deferred Compen- sation	Accumulated Other Comprehensive Income	Retained Earnings	Total Equity
	Shares	Amount
	(in thousands except share amounts)
Balance December 31, 2000	8,558,042	$10,698	$2,140	$(135)	$65,593	$184,106	$262,402
Net loss						(8,263)	(8,263)
Other comprehensive loss					(5,489)		(5,489)
Amortization of deferred compensation				69			69
Issuance of common stock under rights and options, and related tax benefit	33,616	41	1,346				1,387
Redemption of preferred stock of subsidiary						(6,257)	(6,257)
Dividends						(6,694)	(6,694)

Balance December 31, 2001	8,591,658	10,739	3,486	(66)	60,104	162,892	237,155
Net loss						(66,746)	(66,746)
Other comprehensive income					6,733		6,733
Amortization of deferred compensation				55			55
Issuance of common stock under rights and options, and related tax benefit	2,402	4	2				6
Dividends						(4,468)	(4,468)

Balance December 31, 2002	8,594,060	10,743	3,488	(11)	66,837	91,678	172,735
Net income						8,228	8,228
Other comprehensive income					6,252		6,252
Amortization of deferred compensation				9			9
Compensation expense for accelerated option vesting, net of tax effect			90				90
Issuance of common stock under rights and options, and related tax benefit	14,228	17	473				490

Balance December 31, 2003	8,608,288	$10,760	$4,051	$(2)	$73,089	$99,906	$187,804

See accompanying notes to consolidated financial statements.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2003	2002	2001
	(in thousands)
Cash flows from operating activities
Net income (loss)	$8,228	$(66,746)	$(8,263)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	18,801	22,553	26,362
Deferred income taxes	(5,470)	(31,858)	5,461
Cumulative effect of change in accounting principle		99,035
Equity in operations of equity investees	(26)	(93)	4,572
Amortization of deferred loan costs	1,376	1,130	778
(Increase) decrease in fair value of derivative instruments	6,911	(4,269)
Interest accrued on forward sale transaction	5,039	3,071
Gain on sale of marketable securities	(3,675)
Loss from extinguishment of debt	2,204	3,264
Amortization of television and radio broadcast rights	19,498	13,738	16,181
Payments for television and radio broadcast rights	(18,078)	(18,475)	(16,291)
Gain on sale of Georgia television stations	(12,460)
Gain on sale of Portland radio stations	(12,616)
Gain on sales of commercial property	(16,724)	(16,867)
Loss on sale of property management business	215
Gain on sales of other real estate properties	(1,555)
Other	133	(1,999)	286
Change in operating assets and liabilities
Receivables	3,235	34	8,064
Prepaid expenses	2,323	(1,996)	(1,402)
Cash value of life insurance and retirement deposits	(817)	(1,473)	(725)
Other assets	(33)	(74)	(2,301)
Trade accounts payable, accrued payroll and related benefits and other current liabilities	569	(2,329)	(10,547)
Income taxes receivable and payable	9,711	12,856	(13,612)
Accrued retirement benefits	(399)	6,595	(1,578)
Other liabilities	(231)	1,440	1,548

Net cash provided by operating activities	6,159	17,537	8,533

Cash flows from investing activities
Proceeds from collection of notes receivable	3,235
Proceeds from sale of marketable securities	5,169
Proceeds from sale of Georgia television stations	40,725
Proceeds from sale of Portland radio stations	42,033
Proceeds from sale of commercial property and property, plant and equipment	61,050	62,465	2
Proceeds from sale of discontinued milling business assets			49,910
Restricted cash	12,778	(12,778)
Purchase of property, plant and equipment	(12,413)	(39,683)	(40,420)
Purchase of radio station license	(468)
Dividends from (investments in) equity investees	125		(4,109)

Net cash provided by investing activities	152,234	10,004	5,383

Cash flows from financing activities
Net payments under notes payable	(122)	(8,624)	(560)
Borrowings under borrowing agreements and mortgage loans		276,131	54,036
Payments on borrowing agreements and mortgage loans	(168,667)	(264,921)	(49,697)
Payment of deferred loan costs	(613)	(5,733)
Redemption of preferred stock of subsidiary			(6,675)
Proceeds from exercise of stock options	490	21	1,249
Cash dividends paid		(4,468)	(8,919)

Net cash used in financing activities	(168,912)	(7,594)	(10,566)

Net increase (decrease) in cash and short-term cash investments	(10,519)	19,947	3,350
Cash and short-term cash investments, beginning of period	23,515	3,568	218

Cash and short-term cash investments, end of period	$12,996	$23,515	$3,568

Supplemental cash flow information is included in Notes 2,5,6,7,9, and 10.

See accompanying notes to consolidated financial statements.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31
	2003	2002	2001
	(in thousands)
Net income (loss)	$8,228	$(66,746)	$(8,263)
Other comprehensive income (loss):
Cumulative effect of accounting change			(1,396)
Effect of income taxes			489
Unrealized gain (loss) on marketable securities	12,793	10,246	(4,974)
Effect of income taxes	(4,477)	(3,586)	1,741
Net gain (loss) on interest rate swap		835	(2,076)
Effect of income taxes		(292)	727
Minimum pension liability adjustment	(63)	(3,358)
Effect of income taxes	23	1,175
Loss on settlement of interest rate swap reclassified to operations		2,636
Effect of income taxes		(923)
Unrealized gain on marketable securities reclassified to operations	(3,114)
Effect of income taxes	1,090

	6,252	6,733	(5,489)

Comprehensive income (loss)	$14,480	$(60,013)	$(13,752)

See accompanying notes to consolidated financial statements.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

Operations and Accounting Policies

The principal operations of Fisher Communications, Inc. and subsidiaries (the Company) are television and radio broadcasting. The Company also owns and operates Fisher Plaza, a digital communications hub facility that houses and serves an array of communications and media clients. As explained in Note 2, in 2003 the Company sold the remaining commercial properties held by its property subsidiary, and also sold its property management business; in 2002, the Company also sold certain commercial properties. The Company sold its flour milling and bakery supply distribution businesses during 2001. The Company conducts its business primarily in Washington, Oregon, Idaho, and Montana. A summary of significant accounting policies is as follows:

Principles of consolidation. The Consolidated Financial Statements include the accounts of Fisher Communications, Inc. and its wholly-owned subsidiaries. Television and radio broadcasting are conducted through Fisher Broadcasting Company. Fisher Media Services Company was formed in 2001 to conduct other media operations, including Fisher Plaza, beginning in 2002. All material intercompany balances and transactions have been eliminated.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Television and radio broadcast licenses. The Company’s broadcast operations are subject to the jurisdiction of the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act empowers the FCC to regulate many aspects of the broadcasting industry, including the granting and renewal of broadcast licenses.

Revenue recognition. Television and radio revenue is recognized when the advertisement is broadcast. The Company may barter unsold advertising time for products or services; barter transactions are reported at the estimated fair value of the product or service received. Barter revenue is reported when commercials are broadcast, and goods or services received are reported when received or used. Rentals from real estate leases are recognized on a straight-line basis over the term of the lease. Revenue from production of content is recognized when a contracted production is available for distribution. Revenue from satellite transmission services is recognized when the service is performed.

Short-term cash investments. Short-term cash investments are comprised of repurchase agreements collateralized by U.S. Government securities held by major banks. The Company considers short-term cash investments that have remaining maturities at date of purchase of 90 days or less to be cash equivalents.

Marketable securities. Marketable securities at December 31, 2003 consist of 3,002,376 shares of Safeco Corporation common stock, valued based on the closing per-share sale price on the specific-identification basis as reported on the Nasdaq stock market. As of December 31, 2003, these shares represented 2.2% of the outstanding common stock of Safeco Corporation. Mr. William W. Krippaehne Jr., President, CEO and a Director of the Company, is a Director of Safeco. The Company has classified its investments as available-for-sale under applicable accounting standards, and those investments are reported at fair market value. Unrealized gains and losses are a separate component of stockholders’ equity, net of any related tax effect.

During 2003, certain other marketable securities were sold for total proceeds of $5,169,000; the Company recognized gains on such sales of $3,675,000, which are included in other income, net.

Concentration of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in the Company’s customer base and their dispersion across different industries and geographic areas. The Company does not generally require collateral or other security for its accounts receivable.

Television and radio broadcast rights. Television and radio broadcast rights are recorded as assets when the license period begins and the programs are available for broadcast, at the gross amount of the related obligations. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast after one year are considered noncurrent. The costs are charged to operations over their estimated broadcast periods using either the straight-line method or in proportion to estimated revenue. Program obligations are classified as current or noncurrent in accordance with the payment terms of the license agreement. The Company periodically assesses impairment of broadcast rights on a program-by-program basis; any impairment found is charged to operations in the period of the impairment.

Investments in equity investees. Investments in equity investees represent investments in entities over which the Company does not have control, but has significant influence and owns 50% or less. Such investments are accounted for using the equity method (See Note 4).

Goodwill and long-lived intangible assets. Goodwill represents the excess of purchase price of certain broadcast properties over the fair value of tangible and identifiable intangible net assets acquired and is accounted for under the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under the provisions of SFAS 142 the Company ceased amortizing goodwill effective January 1, 2002, and tests goodwill at least annually, or whenever events indicate that an impairment may exist.

As required by SFAS 142, the results for periods prior to adoption have not been restated. The following table reconciles the reported net loss and net loss per share to that which would have resulted for 2001 if SFAS 142 had been adopted effective in 2001 (in thousands, except per-share amounts).

Year Ended December 31	2001
Net loss	$(8,263)
Goodwill amortization, net of income tax benefit	2,885

Adjusted net loss	$(5,378)

Net loss per share:
Basic and diluted	$(0.96)
Adjusted net loss per share:
Basic and diluted	$(0.63)

Property, plant and equipment. Replacements and improvements are capitalized, while maintenance and repairs are charged as expense when incurred. Property, plant and equipment are stated at historical cost, net of related accumulated depreciation. Gains or losses on dispositions of property, plant and equipment are included in other income, net, or in discontinued operations, based on the nature of the disposition.

Real estate taxes, interest expense, and certain other costs related to real estate projects constructed for lease to third parties are capitalized as a cost of such projects until the project, including major tenant improvements, is substantially completed. A project is generally considered to be substantially completed when a predetermined occupancy level has been reached or the project has been available for occupancy for a period of one year. Costs, including depreciation, applicable to a project are charged to expense based on the ratio of occupied space to total rentable space until the project is substantially completed, after which such costs are expensed as incurred.

For financial reporting purposes, depreciation of plant and equipment is determined primarily by the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5–55 years
Machinery and equipment	3–25 years
Land improvements	10–55 years

Impairment of long-lived assets. Whenever changes in circumstances indicate that the carrying amount may not be recoverable, the Company assesses the recoverability of intangible and long-lived assets by reviewing the performance of the underlying operations, in particular the operating cash flows (earnings before interest, income taxes, depreciation, and amortization) of the operation. During 2003, the Company received a copy of an appraisal report for Fisher Plaza that had been prepared to meet certain requirements under the Company’s borrowing agreements. The appraisal indicated a range of values that extended below the then-current net book value of Fisher Plaza; therefore, in accordance with accounting rules and the Company’s practices, the Company analyzed the estimated undiscounted cash flows for this long-lived asset and determined that there was no impairment because projected cash flows exceeded the net book value of Fisher Plaza.

Fair value of financial instruments. The carrying amount of cash and short-term cash investments, receivables, inventories, marketable securities, trade accounts payable, and broadcast rights payable approximate fair value due to their short maturities.

The fair value of notes payable and variable-rate long-term debt approximate the recorded amount based on borrowing rates currently available to the Company. At December 31, 2003, the fair value of the Company’s fixed-rate debt is estimated to be approximately $4,900,000 greater than the recorded amount, based on current borrowing rates.

At December 31, 2003, the fair value of the Company’s variable forward sales transaction was a liability of $5,072,000, and the fair value of the Company’s interest rate swap agreement was a liability of $907,000 (See Note 7).

Interest rate protection arrangement. The Company utilizes an interest rate swap in the management of its variable rate exposure. The interest rate swap is held at fair value with the change in fair value being recorded in the statement of operations.

Advertising. The Company expenses advertising costs at the time the advertising first takes place. Advertising expense was $4,343,000, $3,335,000, and $3,259,000 in 2003, 2002, and 2001, respectively.

Income taxes. Deferred income taxes are provided for all significant temporary differences in reporting for financial reporting purposes versus income tax reporting purposes.

Earnings per share. Net income (loss) per share represents net income (loss) divided by the weighted average number of shares outstanding during the year. Net income (loss) per share assuming dilution represents net income (loss) divided by the weighted average number of shares outstanding, including the potentially dilutive impact of stock options and restricted stock rights issued under the Company’s incentive plans. Common stock options and restricted stock rights are converted using the treasury stock method.

A reconciliation of net income (loss) per share and net income (loss) per share assuming dilution is as follows (in thousands, except per-share amounts):

Year Ended December 31	2003	2002	2001
Net income (loss)	$8,228	$(66,746)	$(8,263)

Weighted average shares outstanding - basic	8,599	8,593	8,575
Weighted effect of dilutive options and rights	0	0	0

Weighted average shares outstanding assuming dilution	8,599	8,593	8,575

Basic and diluted net loss per share	$0.96	$(7.77)	$(0.96)

The dilutive effect of 460 restricted stock rights and options to purchase 456,263 shares are excluded from the calculation of weighted average shares outstanding for the year ended December 31, 2003 because such rights and options were anti-dilutive due to the Company’s loss from continuing operations. The dilutive effect of 1,504 restricted stock rights and options to purchase 422,798 shares are excluded for the year ended December 31, 2002 because such rights and options were anti-dilutive. The dilutive effect of 3,612 restricted stock rights and options to purchase 413,613 shares are excluded for the year ended December 31, 2001 because such rights and options were anti-dilutive.

Stock-based compensation. The Company accounts for common stock options and restricted common stock rights issued in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB 25”). The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123”) to stock-based employee compensation (in thousands, except per-share amounts):

Year Ended December 31	2003	2002	2001
Net income (loss), as reported	$8,228	$(66,746)	$(8,263)
Add stock-based employee compensation expense included in net income (loss) as reported	90
Deduct total stock-based employee compensation expense determined under the fair value based method for all awards, net of related income tax effect	(134)	(917)	(942)

Adjusted net income (loss)	$8,184	$(67,663)	$(9,205)

Income (loss) per share:
As reported	$0.96	$(7.77)	$(0.96)
Adjusted	$0.95	$(7.88)	$(1.07)
Income (loss) per share assuming dilution:
As reported	$0.96	$(7.77)	$(0.96)
Adjusted	$0.95	$(7.88)	$(1.07)

Recent accounting pronouncements

In May 2002, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 updates, clarifies, and simplifies existing accounting pronouncements and became effective for the Company’s 2003 financial statements. Accordingly, a loss from extinguishment of long-term debt reported as an extraordinary item in the 2002 financial statements has been reclassified to continuing operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal periods beginning after December 15, 2002 and became effective for the Company commencing with the first quarter of the 2003 fiscal year. Disclosures required by SFAS 148 are provided in Note 9 to these Consolidated Financial Statements. The Company does not currently have plans to change to the fair value method of accounting for its stock-based compensation plans.

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS 143 requires entities to record the fair value of future liabilities for asset retirement obligations as an increase in the carrying amount of the related long-lived asset if a reasonable estimate of fair value can be made. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. The Company has certain legal obligations, principally related to leases on locations used for broadcast system assets, which fall within the scope of SFAS 143. These legal obligations include a responsibility to remediate the leased sites on which these assets are located. The adoption of SFAS 143 did not have a material impact on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which was subsequently revised in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46 did not have a material impact on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. For public entities, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The adoption of SFAS 150 did not have a material impact on the Company’s financial statements.

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, a revision of FASB Statement No. 132.” SFAS 132R provides for expanded annual and quarterly disclosures with regard to pensions and other postretirement benefits, but does not change the measurement or recognition of those plans required by existing accounting standards. These additional disclosures are generally effective for the year ended December 31, 2003, with certain disclosures required for quarters beginning after December 15, 2003. Additional disclosures for our supplemental retirement program have been provided in Note 11 to these Consolidated Financial Statements, as required by SFAS 132R.

Reclassifications. Certain prior-year balances have been reclassified to conform to the 2003 presentation. Such reclassifications had no effect on net income or loss.

NOTE 2

Discontinued Operations

The Company’s real estate subsidiary concluded the sale of one industrial property in October 2002, three industrial properties in December 2002, and its final two commercial office properties in October 2003. In December 2003, the Company then sold the property management operations conducted by the real estate subsidiary to a third party created by former employees of the Company’s real estate subsidiary.

On December 1, 2003, Fisher Broadcasting Company completed the sale of substantially all of the assets of its two Georgia television stations, WFXG-TV, Augusta and WXTX-TV, Columbus; net proceeds from the sale were $40,725,000.

On December 18, 2003, Fisher Broadcasting Company completed the sale of substantially all of the assets of its two Portland, Oregon radio stations, KWJJ FM and KOTK AM; net proceeds from the sale were $42,033,000.

In connection with the Company’s restructuring, two of the businesses operated by the Company’s Media Services subsidiary—Fisher Entertainment LLC (“Fisher Entertainment”) and Civia, Inc. (“Civia”)—ceased operations during the second quarter of 2003, and those businesses were closed.

The aforementioned real estate properties that were sold in 2002 and October 2003, the sale of property management operations, the sale of the Company’s Georgia and Portland broadcasting stations, as well as the closure of Fisher Entertainment and Civia, meet the criteria of a “component of an entity” as defined in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The operations and cash flow of those components have been eliminated from the ongoing operations of the Company as a result of the disposals, and the Company does not have any significant involvement in the operations of those components after the disposal transactions. Accordingly, in accordance with the provisions of SFAS 144, the results of operations of these components are reported as discontinued operations in the accompanying financial statements. The prior-year results of operations for these components have been reclassified to conform to the 2003 presentation.

In October 2000 the Board of Directors authorized management to negotiate one or more transactions with third parties with respect to a sale of Fisher Mills, with terms of a specific transaction subject to approval of the Board. Accordingly, the operating results of Fisher Mills have been reported as discontinued operations in the accompanying financial statements.

In accordance with Emerging Issues Task Force Issue No. 87-24, “Allocation of Interest to Discontinued Operations,” the income or loss from discontinued operations of certain of these components includes an allocation of interest expense relating to debt that was required to be repaid from the net proceeds from sales, in addition to interest expense relating to mortgage loans on the properties sold. This debt has not been reclassified in the accompanying financial statements; however, mortgage obligations that relate to properties sold have been reclassified to liabilities of businesses held for sale.

Financial information relating to the sale of the industrial property in October 2002 and the three industrial properties in December 2002 was initially reclassified to discontinued operations in the third quarter of 2003; financial information relating to the sale of the real estate subsidiary’s final two commercial office properties in October 2003 was initially reclassified to discontinued operations in the third quarter of 2003. Operational data for discontinued real estate properties is summarized as follows (in thousands):

Year Ended December 31	2003	2002	2001
Revenue	$5,120	$10,969	$10,423
Income (loss) from discontinued operations:
Discontinued operating activities	$(33)	$423	$3,139
Gain on sale	16,724	11,425

	16,691	11,848	3,139
Income tax effect	(6,059)	(4,378)	(1,130)

	10,632	7,470	2,009
Interest allocation, net of income taxes	(356)	(695)	(748)

Net income from discontinued real estate properties	$10,276	$6,775	$1,261

The interest allocation in 2003 is based on $14,000,000 in net proceeds (after income taxes, closing costs, reimbursement from the buyer of certain other items, and retirement of mortgage obligations) that was required to pay down debt as a result of the October 2003 sale of real estate properties. The basis upon which the interest is allocated for 2002 and 2001 includes $6,200,000 used to pay down debt resulting from the fourth-quarter 2002 sales of real estate properties.

Financial information relating to the property management operations sold in December 2003 was initially reclassified to discontinued operations in the third quarter of 2003. Operational data for the property management operations sold is summarized as follows (in thousands):

Year Ended December 31	2003	2002	2001
Revenue	$502	$1,294	$1,755
Income (loss) from discontinued operations:
Discontinued operating activities	$(513)	$(2,039)	$(1,918)
Gain (loss) on sales	(215)	5,442

	(728)	3,403	(1,918)
Income tax effect	(103)	(1,729)	430

Net income (loss) from discontinued property management operations	$(831)	$1,674	$(1,488)

In September 2002, the Company’s real estate subsidiary concluded the sale of certain property located on Lake Union in Seattle (“Lake Union Property”). Net proceeds from the sale were $12,779,000. The real estate subsidiary had agreements to provide certain management and other services to the purchaser of the Lake Union Property. Based on this continuing involvement, the results of operations through the date of sale, as well as the gain recognized on sale, were initially reported as continuing operations. As a result of the sale of the Company’s property management operations in the fourth quarter of 2003, the results of operations and the gain on sale have been reclassified to discontinued operations within property management operations for all periods presented in these Consolidated Financial Statements.

Financial information relating to the sale of the Georgia television stations was initially reclassified to discontinued operations in the first quarter of 2003. Operational data for the Georgia television stations sold is summarized as follows (in thousands):

Year Ended December 31	2003	2002	2001
Revenue	$7,805	$8,784	$8,794
Income (loss) from discontinued operations:
Discontinued operating activities	$2,292	$2,843	$1,129
Gain on sale	12,460

	14,752	2,843	1,129
Income tax effect	(5,248)	(1,044)	(432)

	9,504	1,799	697
Interest allocation, net of income taxes	(1,315)	(1,452)	(1,573)

Net income (loss) from discontinue Georgia television stations	$8,189	$347	$(876)

The interest allocation is based on $39,300,000 in net proceeds (including working capital at closing, net of closing costs) that was required to pay down debt as a result of the sale. The gain on sale is net of $23,514,000 in goodwill relating to the Georgia television stations.

Financial information relating to the sale of the Portland, Oregon radio stations was initially reclassified to discontinued operations in the second quarter of 2003. Operational data for the Portland radio stations sold is summarized as follows (in thousands):

Year Ended December 31	2003	2002	2001
Revenue	$2,474	$6,442	$5,479
Income (loss) from discontinued operations:
Discontinued operating activities	$338	$1,014	$(1,247)
Gain on sale	12,616

	12,954	1,014	(1,247)
Income tax effect	(4,702)	(379)	477

	8,252	635	(770)
Interest allocation, net of income taxes	(1,162)	(1,217)	(1,318)

Net income (loss) from discontinued Portland radio stations	$7,090	$(582)	$(2,088)

Upon signing the agreement to sell the Portland radio stations, the Company entered into a separate agreement whereby the buyer operated the radio stations under a separate agreement prior to closing the transaction and remitted monthly amounts specified in the contract. Such payments commenced in June 2003 and totaled $1,034,000 in 2003; this amount is included within income from discontinued operations but is not reported as revenue in the table shown above.

The interest allocation is based on $32,900,000 in net proceeds (after income taxes and closing costs) that was required to pay down debt as a result of the sale. The gain on sale is net of $28,230,000 in goodwill relating to the Portland radio stations.

Prior to closing the sale, the Company entered into an agreement with the purchaser whereby the Company is required to further investigate certain environmental conditions at a transmission tower site in Portland that was included in the sale transaction. As a result, $1,000,000 was withheld from the purchase price and is included within accounts receivable at December 31, 2003. The Company has filed the requisite documents to be a participant in the State of Oregon Department of Environmental Quality’s Voluntary Cleanup Program and estimates that it will incur $300,000 in environmental consulting and other expenses to meet the requirements of the sale agreement, which amount was accrued as of December 31, 2003 and was charged against the gain on sale (which is included in discontinued operations). The Company currently estimates that its plan to address this issue can be substantially completed by the end of 2004, though that estimate is subject to various factors outside of the Company’s control. Under the agreement, if the Company incurs costs in excess of $380,000, the Company is reimbursed from the amount withheld. The Company is not able to estimate a range of loss that could occur if its current plan is not successful; however, after the amount withheld has been expended, the sale agreement limits the Company’s overall indemnification obligation to no more than $5 million.

Financial information relating to the media business closed was initially reclassified to discontinued operations in the second quarter of 2003. Operational data for the media businesses closed is summarized as follows (in thousands):

Year Ended December 31	2003	2002	2001
Revenue	$1,557	$3,358	$1,181
Loss from discontinued operations:
Discontinued operating activities	$(2,426)	$(3,971)	$(5,168)
Income tax effect	734	1,430	1,860

Net loss from discontinued media businesses	$(1,692)	$(2,541)	$(3,308)

During 2001, substantially all of the assets and working capital used in the Company’s flour milling and food distributions operations were sold. As a result of these sales, and an increase in the estimate of benefits for employees of the milling and distribution operations based upon updated information from its actuaries, the Company increased the estimated loss from discontinued operations by $500,000. This revision in estimate, net of taxes, was recorded as loss from discontinued operations in 2001.

In September 2002, land and a building in Portland, Oregon used in the Company’s food distributions operations (“Portland Property”) were sold. Net proceeds from the sale were $2,800,000. During 2002, estimates of the net realizable value of property, plant and equipment not included in the sales described above and certain liabilities relating to the wind-up of discontinued milling operations were revised, resulting in a loss from discontinued operations amounting to $769,000, or $500,000 net of taxes.

Operational data for the milling business is summarized as follows (in thousands):

Year Ended December 31	2002	2001
Revenue		$44,675
Loss from discontinued operations:
Discontinued operating activities	$(769)	$(500)
Income tax effect	269	173

Net loss from discontinued milling business	$(500)	$(327)

NOTE 3

Receivables

Receivables are summarized as follows (in thousands):

	December 31
	2003	2002
Trade accounts	$26,560	$29,917
Other	2,732	2,300

	29,292	32,217
Less-Allowance for doubtful accounts	930	1,274

Continuing operations	28,362	30,943
Discontinued operations		2,114

	$28,362	$33,057

The Company makes estimates of the uncollectability of accounts receivables, specifically analyzing accounts receivable and historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms, when evaluating the adequacy of the allowance for doubtful accounts. In addition to the identification of specific doubtful accounts receivable, the Company provides allowances based on percentages of past-due balances. Accounts receivables are written off when management determines that the probability of collection is remote.

NOTE 4

Investments in Equity Investee

Investments in entities over which the Company does not have control, but has significant influence and owns 50% or less, are accounted for using the equity method. The Company’s investments are reported in the Consolidated Balance Sheet as investments in equity investee and its share of income or losses is reported as equity in operations of equity investee in the Consolidated Statements of Operations.

South West Oregon Television Broadcasting Corporation. In connection with the 1999 acquisition of network-affiliated television stations, the broadcasting subsidiary acquired 50% of the outstanding stock of South West Oregon Broadcasting Corporation (“South West Oregon Television”), licensee of a television station in Roseburg, Oregon. The broadcasting subsidiary serves as manager of the station. The Company’s investment in South West Oregon Television is carried at the initial allocated purchase price, increased by the Company’s 50% share of net operating income, and decreased by distributions received.

AN Systems, L.L.C. AN Systems, L.L.C. (AN Systems) was a developer of a new public advertising network which used a display device known as the Civia Media Terminal that delivered information in public places such as office buildings and other venues. Under terms of various agreements, the Company and its subsidiaries agreed, among other things, to lend funds to AN Systems, to defer collection of certain amounts due under the agreements, and to provide AN Systems with certain office space. Loans by the Company were evidenced by convertible promissory notes issued by AN Systems and, at December 31, 2001, totaled $5,424,000. Effective January 1, 2002, AN Systems was merged into Civia, Inc. (Civia) and, immediately prior to the merger, the Company elected to convert $2,000,000 of such loans into a 65.1% equity interest in Civia. During the second quarter of 2002, the Company purchased all remaining minority equity interests in Civia for $250,000. Accordingly, Civia’s 2002 operating results are consolidated, while its 2001 results are reported under the equity method. Civia ceased operations during the second quarter of 2003, and the business was closed.

Investments in equity investees are summarized as follows (in thousands):

	South West Oregon Television	AN Systems	Total
Balance, December 31, 2000	$2,822	$235	$3,057
Loans		4,109	4,109
Equity in net income (loss)	7	(4,579)	(4,572)

Balance, December 31, 2001	2,829	(235)	2,594
Elimination upon consolidation		235	235
Equity in net income (loss)	93		93

Balance, December 31, 2002	2,922	—	2,922
Dividends	(125)		(125)
Equity in net income	27		27

Balance, December 31, 2003	$2,824	$0	$2,824

NOTE 5

Goodwill and Intangible Assets

The Company’s goodwill, amounting to $38,354,000, includes broadcast licenses that are not separately identified; intangible assets totaling $1,244,000 and $765,000 at December 31, 2003 and 2002, respectively, consist of amounts incurred to acquire certain radio broadcast licenses. The goodwill and intangible assets are considered long-lived assets for which no periodic amortization is recognized.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires the Company to test goodwill and intangible assets for impairment upon adoption and to test goodwill at least annually, or whenever events indicate that an impairment may exist. The Company has determined that the impairment test should be conducted at the operating segment level, which, with respect to the broadcast operations, requires separate assessment of each of the Company’s television and radio station groups. The Company determines fair value with the assistance of outside consultants; the valuation methodologies include an analysis of market transactions for comparable businesses, discounted cash flows, and a review of the underlying assets of the reporting unit. As a result of the transitional impairment assessment upon adoption of SFAS 142 in 2002, the Company determined that impairment existed. Completion of the second step of the transitional impairment test resulted in a pre-tax goodwill impairment charge of $99,035,000 related to five television reporting units and a related tax benefit of $34,662,000 (as the aforementioned goodwill was deductible for tax purposes).

As required by the transition provisions of SFAS 142, the net loss of $64,373,000 resulting from the transitional impairment test was recorded as the cumulative effect of a change in accounting principle in the accompanying Consolidated Financial Statements for the year ended December 31, 2002. The required annual impairment test was performed in the fourth quarter of 2002 and 2003, resulting in no further impairment.

The changes in the carrying amount of goodwill are as follows (in thousands):

	Continuing Operations			Discontinued Operations
	Television	Radio	Total	Television	Radio	Total
Balance, December 31, 2001	$89,029	$16,901	$105,930	$54,973	$28,230	$83,203
Impairment charge	67,576		67,576	31,459		31,459

Balance, December 31, 2002	21,453	16,901	38,354	23,514	28,230	51,744
Goodwill allocated to sale transactions			—	23,514	28,230	51,744

Balance, December 31, 2003	$21,453	$16,901	$38,354	$—	$—	$—

NOTE 6

Property, Plant and Equipment

Property, plant and equipment are summarized as follows (in thousands):

	December 31
	2003	2002
Building and improvements	$125,222	$77,941
Machinery and equipment	120,908	107,348
Land and improvements	6,254	5,574

	252,384	190,863
Less-Accumulated depreciation	92,541	76,803

	159,843	114,060
Construction in progress		50,562

Continuing operations	159,843	164,622
Discontinued operations		50,290

Total	$159,843	$214,912

Property, plant and equipment additions totaling $463,000 and $465,000 are included in current liabilities at December 31, 2003 and 2002, respectively, due to the timing of cash payments in relation to the purchase dates.

In September 2002, the Company’s real estate subsidiary concluded the sale of the Lake Union Property. Net proceeds from the sale were $12,779,000. The real estate subsidiary had agreements to provide certain management and other services to the purchaser of the property. Based on this continuing involvement, the results of operations through the date of sale, as well as the gain recognized on sale, were initially reported as continuing operations. However, as a result of the sale of the Company’s property management business in the fourth quarter of 2003, the results of operations and the gain recognized on the sale are now reported as discontinued operations within property management operations for all periods in the accompanying financial statements.

The Company intended to use proceeds from the sales of the Lake Union Property and the Portland Property (See Note 2) to fund construction of Fisher Plaza. Accordingly, the Company entered into a Qualified Exchange Accommodation Agreement and proceeds from the sales were deposited with a Qualified Intermediary (“Intermediary”), which disbursed the funds for payment of qualifying construction expenditures. At December 31, 2002, restricted cash represented $12,778,000 on deposit with the Intermediary that was intended for use in funding Fisher Plaza construction. Following the end of the exchange period on February 8, 2003, the

Intermediary released unexpended funds amounting to $12,188,000 to the Company, which became available to fund continued construction of Fisher Plaza, reduce debt, and for general corporate purposes.

In October 2002, the Company’s real estate subsidiary concluded the sale of the subsidiary’s Fisher Commerce Center industrial property; net proceeds from the sale were $8,993,000. In December 2002, the subsidiary concluded the sale of three industrial properties; net proceeds from the sale were $37,510,000. In October 2003, the subsidiary concluded the sale of its final two commercial office properties; net proceeds from the sale were $60,948,000, including amounts used to repay mortgage obligations on the properties. The results of operations of the properties sold, as well as the gains recognized on sale, are reported as discontinued operations in the accompanying financial statements (See Note 2).

In the first quarter of 2003, the Company’s real estate subsidiary recorded a gain of $1,063,000 resulting from a sale of real estate that occurred in 2000 that was accounted for under the installment method because a significant portion of the proceeds was in the form of a note receivable. The balance of the note was received in full in March 2003, and the previously deferred gain was recognized as other income. In May 2003, the Company’s real estate subsidiary concluded the sale of certain remaining real estate holdings; net proceeds included cash of $50,000 and a note receivable of $400,000, bearing interest at 6% and due in annual installments through 2006. The gain on sale of this property is reported as discontinued operations in the accompanying financial statements (see Note 2).

The Company receives rental income principally from the lease of office and retail space under leases and agreements which expire at various dates through 2014. These leases and agreements are accounted for as operating leases. Minimum future rentals from leases and agreements which were in effect at December 31, 2003 are as follows (in thousands):

Year	Rentals
2004	$1,443
2005	1,088
2006	455
2007	425
2008	356
Thereafter	765

$4,532

Property, plant and equipment includes property leased to third parties and to other subsidiaries of the Company. The investment in property held for lease to third parties as of December 31, 2003, consists of Fisher Plaza and includes buildings, equipment and improvements of $54,494,000, and land and improvements of $893,000, less accumulated depreciation of $4,212,000, allocated based on the third-party occupancy of the facility.

Interest capitalized relating to construction of property, plant and equipment amounted to approximately $2,006,000, $2,449,000, and $1,816,000 in 2003, 2002, and 2001, respectively.

NOTE 7

Notes Payable and Long-Term Debt

Notes payable. Notes payable to directors, stockholders and others are due on demand. Such notes bear interest at rates equivalent to those available to the Company for short-term cash investments. At December 31, 2003, $706,000 was outstanding under such notes at an interest rate of 0.58%. The weighted average interest rate on borrowings outstanding during 2003 was 0.58%, compared to a weighted average interest rate of 1.08% in 2002. Interest on such notes amounted to $4,200, $17,000, and $129,000 in 2003, 2002, and 2001, respectively.

Notes payable are summarized as follows (in thousands):

	December 31
	2003	2002
Directors, stockholders and others	$706	$828
Current maturities of long-term debt	820	3,993

Continuing operations	1,526	4,821
Discontinued operations		1,627

	$1,526	$6,448

Long-term debt and borrowing agreements Long-term debt is summarized as follows (in thousands):

	December 31
	2003	2002
Notes payable under borrowing agreements and bank lines of credit	$73,900	$184,553
Variable forward sales transaction	54,222	67,852
Other	29	47

	128,151	252,452
Less current maturities	820	3,993

Continuing operations	127,331	248,459
Discontinued operations		37,700

	$127,331	$286,159

The Company maintained an unsecured revolving line of credit and a senior credit facility totaling $330,000,000 at December 31, 2001. The unsecured revolving line of credit had a blended interest rate of 5.74% at December 31, 2002 and was to mature on March 31, 2003. The senior credit facility had a blended interest rate of 6.0% at December 31, 2001 and required repayment of all borrowing by June 2007. On March 21, 2002 the Company repaid these obligations totaling $219,946,000 through the use of proceeds from new financings. As a result of such repayments, the Company expensed deferred loan costs amounting to $3,264,000, which is reported as loss from extinguishment of long-term debt in the accompanying financial statements. In addition, as a result of termination of a related interest rate swap agreement, the Company recorded a loss amounting to $2,636,000, which is included in net gain on derivative instruments in the accompanying financial statements.

On March 21, 2002 the Company’s media services subsidiary entered into a three-year senior secured credit facility (the “Media Facility”) with two banks in the principal amount of $60,000,000 to fund partial payment of the unsecured revolving line of credit. The Media Facility is collateralized by a first deed of trust on the Fisher Plaza property; Fisher Plaza had a carrying amount of $123,000,000 as of December 31, 2003. The Media Facility is governed by a credit agreement that provides that borrowings will bear interest at variable rates based, at the media services subsidiary’s option, on the LIBOR rate plus a maximum margin of 450 basis points, or the prime rate plus a maximum margin of 325 basis points. The credit agreement places limitations on various aspects of the Company’s operations (including the payment of dividends and limitations on capital expenditures), requires compliance with certain financial ratios, and requires prepayment upon the occurrence of certain events including, but not limited to, certain dispositions of property and issuance of debt or equity securities. As a result of certain property sales by the real estate subsidiary in 2002 and 2003, the Company paid a total of $6,200,000 on the Media Facility in the fourth quarter of 2002 and early 2003 and a total of

$14,700,000 on the Media Facility in the fourth quarter of 2003. The Company was in compliance with its covenants, as amended, at December 31, 2003. The most recent amendment was dated March 5, 2004, effective December 31, 2003. The Media Facility expires February 28, 2005, and the amount outstanding is due and payable on that date. At December 31, 2003, $25,800,000 was outstanding under the Media Facility at an interest rate of 5.2%.

On March 21, 2002 the Company entered into a variable forward sales transaction (the “Forward Transaction”) with a financial institution. The Company’s obligations under the Forward Transaction are collateralized by 3,000,000 shares of Safeco Corporation common stock owned by the Company. A portion of the Forward Transaction is considered a derivative and, as such, the Company periodically measures its fair value and recognizes the derivative as an asset or a liability. The change in the fair value of the derivative is recorded in the statement of operations. The Company may in the future designate the Forward Transaction as a hedge and, accordingly, the change in fair value would be recorded in the statement of operations or in other comprehensive income, depending on its effectiveness. The Company may borrow up to $70,000,000 under the Forward Transaction. Proceeds from the Forward Transaction were used to repay prior debt, and have been used to finance construction of the Fisher Plaza project, and for general corporate purposes. The Forward Transaction matures in five separate six-month intervals beginning March 15, 2005 through March 15, 2007. The amount due at each maturity date is determined based on the market value of Safeco common stock on such maturity date. Although the Company has the option of settling the amount due in cash, or by delivery of shares of Safeco common stock, the Company currently intends to settle in cash rather than by delivery of shares. The Company may prepay amounts due in connection with the Forward Transaction. During the term of the Forward Transaction, the Company will continue to receive dividends paid by Safeco; however, any increase in the dividend amount above the rate as of the date of the Forward Transaction must be paid to the financial institution that is a party to the Forward Transaction. At December 31, 2003 the derivative portion of the Forward Transaction had a fair market value resulting in a liability of $5,072,000, compared to an asset of $5,227,000 as of December 31, 2002; this $10,299,000 reduction in value during 2003 is included in net loss on derivative instruments in the accompanying financial statements. The fair value of the derivative is included in other long-term liabilities as of December 31, 2003, and in other long-term assets as of December 31, 2002 in the accompanying Consolidated Financial Statements. At December 31, 2003, $54,222,000 was outstanding under the Forward Transaction, including accrued interest amounting to $7,303,000. The Forward Transaction does not specify an interest rate; rather, amounts are borrowed at a discount, and the discount is amortized as interest expense over the life of the loan. As of December 31, 2003, the face value of borrowings under the Forward Transaction totaled $62,546,000.

Also on March 21, 2002, the Company’s broadcasting subsidiary entered into an eight-year credit facility (the “Broadcast Facility”) with a group of banks in the amount of $150,000,000, of which $131,000,000 was borrowed at closing, to fund payment of the senior credit facility, repayment of other borrowings, and for general corporate purposes. The Broadcast Facility is collateralized by a first priority lien on: (i) the broadcasting subsidiary’s capital stock, (ii) all equity interests in direct and indirect subsidiaries of the broadcast subsidiary, and (iii) all tangible and intangible assets of the broadcasting subsidiary and its direct and indirect subsidiaries. The Broadcast Facility places limitations on various aspects of the broadcast subsidiary’s operations (including the payment of dividends to the Company), requires compliance with certain financial ratios, and requires prepayment upon the occurrence of certain events including, but not limited to, certain asset dispositions. As a result of the Company’s sale of its Georgia television stations and Portland radio stations, the Company paid $72,900,000 on the Broadcasting Facility in the fourth quarter of 2003. The Company was in compliance with its covenants, as amended, at December 31, 2003. The most recent amendment was dated February 20, 2004, effective December 31, 2003. In addition to amortization schedules that require repayment of all borrowings under the Broadcast Facility by February 2010, the amount available under the Broadcast Facility reduces each year, including a reduction of $1,875,000 during 2003; after further reduction for mandatory prepayments, the maximum borrowing under the Broadcast Facility is approximately $71,000,000 at December 31, 2003.

Amounts borrowed under the Broadcast Facility bear interest at variable rates based, at the broadcast subsidiary’s option, on the LIBOR rate plus a maximum margin of 450 basis points, or the prime rate plus a maximum margin of 325 basis points. Maximum margins are determined based on the broadcasting subsidiary’s ratio of consolidated funded debt to consolidated EBITDA. At December 31, 2003, $48,100,000 was outstanding under the Broadcast Facility at an interest rate of 5.65%.

In connection with the Broadcast Facility, the broadcasting subsidiary entered into an interest rate swap agreement fixing the interest rate at 6.87%, plus a margin based on the broadcasting subsidiary’s ratio of consolidated funded debt to consolidated EBITDA, on a portion of the floating rate debt outstanding under the Broadcast Facility. At December 31, 2003, the notional amount of the swap was $63,000,000. The swap expires in March 2004. At December 31, 2003, the swap had a fair market value resulting in a liability of $907,000, compared to a liability of $4,295,000 as of December 31, 2002; this $3,388,000 gain is included in net gain (loss) on derivative instruments. The interest rate swap liability is included in other current liabilities as of December 31, 2003, and in other long-term liabilities as of December 31, 2002 in the accompanying Consolidated Financial Statements.

As a result of loan repayments in 2003 resulting from the Company’s sale of certain properties and broadcast operations, the Company expensed deferred loan costs amounting to $2,204,000, which is reported as loss from extinguishment of long-term debt in the accompanying financial statements.

Mortgage loans. During 2003, the real estate subsidiary paid $37,979,000 on mortgage loans from proceeds from sales of real estate and has no mortgage loans outstanding at December 31, 2003.

Future maturities of notes payable and long-term debt are as follows (in thousands):

	Directors, Stockholders and Others	Borrowing Agreements	Variable Forward Sales Transaction	Total
2004	$706	$820		$1,526
2005		26,609	$37,272	63,881
2006		800	16,950	17,750
2007		800		800
2008		800		800
Thereafter		44,100		44,100

	$706	$73,929	$54,222	$128,857

Cash paid for interest (net of amounts capitalized) during 2003, 2002, and 2001 was $11,885,000, $17,334,000, and $17,564,000, respectively.

NOTE 8

Television and Radio Broadcast Rights and Other Broadcast Commitments

The Company acquires television and radio broadcast rights, and may make commitments for program rights where the cost exceeds the projected direct revenue from the program. The impact of such contracts on the Company’s overall financial results is dependent on a number of factors, including popularity of the program, increased competition from other programming, and strength of the advertising market. Estimates of future revenues can change significantly and, accordingly, are reviewed periodically to determine whether impairment is expected over the life of the contract.

At December 31, 2003 the Company had commitments under license agreements amounting to $74,357,000 for future rights to broadcast television and radio programs through 2008, and $10,334,000 in related fees. As these programs will not be available for broadcast until after December 31, 2003, they have been excluded from the financial statements in accordance with provisions of SFAS No. 63, “Financial Reporting by Broadcasters.” In 2002, the broadcasting subsidiary acquired exclusive rights to sell available advertising time for a radio station in Seattle (“Joint Sales Agreement”). Under the Joint Sales Agreement, the broadcasting subsidiary has commitments for monthly payments totaling $11,138,000 through 2007.

Television and radio broadcast rights acquired under contractual arrangements were $17,115,000 and $15,242,000 in 2003 and 2002, respectively. During the fourth quarter of 2003, the Company performed an impairment test of its capitalized broadcast rights; as a result, the Company recorded a charge of $190,000 to write the asset balance down to its net realizable value.

NOTE 9

Stockholders’ Equity

The Company maintains two incentive plans (the “Plans”), the Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”) and the Fisher Communication Incentive Plan of 2001 (the “2001 Plan”). The 1995 Plan provided that up to 560,000 shares of the Company’s common stock could be issued to eligible key management employees pursuant to options and rights through 2002. As of December 31, 2003 options and rights for 360,000 shares, net of forfeitures, had been issued. No further options and rights will be issued pursuant to the 1995 Plan. The 2001 Plan provides that up to 600,000 shares of the Company’s common stock may be issued to eligible key management employees pursuant to options and rights through 2008. As of December 31, 2003 options for 176,100 shares had been issued, net of forfeitures.

Stock options. The Plans provide that eligible key management employees may be granted options to purchase the Company’s common stock at the fair market value on the date the options are granted. The options generally vest over five years and generally expire ten years from the date of grant. During 2003, the vesting on certain previously granted options was accelerated as part of separation agreements with certain management personnel; as a result, the Company recognized non-cash compensation expense of $90,000 in 2003.

Restricted stock rights. The Plans also provide that eligible key management employees may be granted restricted stock rights which entitle such employees to receive a stated number of shares of the Company’s common stock. The rights generally vest over five years and expire upon termination of employment. Non-cash compensation expense of $9,000, $55,000, and $69,000 related to the rights was recorded during 2003, 2002, and 2001, respectively.

A summary of stock options and restricted stock rights is as follows:

	Stock Options		Restricted Stock Rights
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares
Balance, December 31, 2000	355,138	$58.60	12,987
Options granted	135,850	60.00
Options exercised	(25,535)	48.93
Stock rights vested			(8,331)
Shares forfeited	(51,840)	60.73	(1,044)

Balance, December 31, 2001	413,613	59.39	3,612
Options granted	97,000	36.86
Options granted	5,000	47.75
Options exercised	(560)	37.25
Stock rights vested			(1,934)
Shares forfeited	(92,255)	60.48	(174)

Balance, December 31, 2002	422,798	53.88	1,504
Options granted	77,300	46.88
Options exercised	(13,300)	36.86
Shares issued pursuant to stock rights			(976)
Shares forfeited	(30,535)	57.71	(68)

Balance, December 31, 2003	456,263	$52.93	460

The following table summarizes stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Life (Yrs.)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$36.86 - $47.75	185,300	7.9	$41.38	45,600	$38.25
$47.76 - $57.50	41,888	3.2	$57.50	41,888	$57.50
$57.51 - $65.50	229,075	6.0	$61.44	147,577	$62.11

	456,263	6.5	$52.93	235,065	$56.66

The Company accounts for common stock options and restricted common stock rights issued pursuant to the Plans in accordance with APB 25 and related interpretations. SFAS 123 requires companies that elect to adopt its provisions to utilize a fair value approach for accounting for stock compensation. The Company has elected to continue to apply the provisions of APB 25 in its financial statements.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model as follows:

Year ended December 31	2003	2002	2001
Assumptions:
Weighted average risk-free interest rate	4.4%	5.4%	5.3%
Expected dividend yield	0.00%	0.00%	1.55%
Expected volatility	38.0%	36.0%	30.0%
Expected life of options	5 years	5 years	5 years
Weighted average fair value at date of grant	$18.87	$15.18	$18.56

Common stock dividend. On July 3, 2002 the Board of Directors suspended quarterly dividends. Cash dividends were paid at the rate of $0.52 per share in 2002 and $0.78 per share in 2001.

Preferred stock redemption. During the second quarter of 2001 the broadcasting subsidiary redeemed outstanding preferred stock held by minority investors for $6,675,000. The redemption was accounted for as a capital transaction.

NOTE 10

Income Taxes

Income taxes have been provided as follows (in thousands):

Year Ended December 31	2003	2002	2001
Current tax expense (benefit)
Continuing operations	$(5,734)	$(11,205)	$(1,932)
Discontinued operations	11,959	5,818	(10,261)

	$6,225	$(5,387)	$(12,193)

Deferred tax expense (benefit)
Continuing operations	$(7,295)	$(1,033)	$(1,517)
Discontinued operations	1,825	3,837	6,978
Cumulative effect of change in accounting principle		(34,662)

	$(5,470)	$(31,858)	$5,461

Total	$755	$(37,245)	$(6,732)

Income taxes are allocated as follows:
Continuing operations	$(13,029)	$(6,523)	$(3,306)
Discontinued operations	13,784	3,940	(3,426)
Cumulative effect of change in accounting principle		(34,662)

	$755	$(37,245)	$(6,732)

Reconciliation of income taxes computed at federal statutory rates to the reported provisions for income taxes on continuing operations is as follows (in thousands):

	Year Ended December 31
	2003	2002	2001
Normal benefit computed at 35% of pretax income	$(9,742)	$(4,924)	$(1,660)
Dividends received deduction	(960)	(162)	(707)
State taxes, net of federal tax benefit	(1,682)	(354)	(974)
Non-deductible expenses	249	173	195
Impact of rate differences in income taxes allocated to discontinued operations	(419)	(632)	(362)
Other	(475)	(624)	202

	$(13,029)	$(6,523)	$(3,306)

Deferred tax assets (liabilities) are summarized as follows (in thousands):

	December 31
	2003	2002
Assets
Accrued employee benefits	$2,158	$4,249
Allowance for doubtful accounts	251	409
Goodwill	15,313	20,582
Derivative instruments	3,772
Other	153	175

	21,647	25,415

Liabilities
Accumulated other comprehensive income	(39,355)	(36,210)
Property, plant and equipment	(6,680)	(13,688)
Derivative instruments		(1,494)
Accrued property tax		(530)

	(46,035)	(51,922)

Net	$(24,388)	$(26,507)

Current	$1,592	$1,609
Current assets held for sale		5,000
Noncurrent	(25,980)	(33,116)

	$(24,388)	$(26,507)

Cash received from income tax refunds during 2003 and 2002 was $3,523,000 and $16,889,000, respectively.

NOTE 11

Retirement Benefits

The Company maintained qualified defined benefit pension plans covering substantially all employees not covered by union plans. Benefits were based on years of service and, in one of the pension plans, on the employees’ compensation at retirement. The Company annually accrued the normal costs of the pension plans plus the amortization of prior service costs over periods ranging to 15 years. Such costs were funded in accordance with provisions of the Internal Revenue Code. In June 2000 benefit accruals ceased under the pension plan for employees of the broadcasting subsidiary, and that plan was terminated, with substantially all plan assets distributed to participants in January 2002. In July 2001 benefit accruals ceased under the pension plan for non-broadcasting employees, and plan assets were distributed to participants between 2001 and the first half of 2003.

Changes in the projected benefit obligation and the fair value of assets for the Company’s terminated pension plans are as follows (in thousands):

	December 31
	2003	2002
Projected benefit obligation, beginning of year	$2,758	$19,170
Service cost	44	250
Interest cost		153
Liability experience	48	1,131
Benefit payments	(2,806)	(17,475)
Other	(44)	(471)

Projected benefit obligation, end of year	$0	$2,758

Fair value of plan assets, beginning of year	$72	$17,631
Actual return on plan assets	3	156
Contribution by employer	2,775	100
Benefits paid	(2,806)	(17,475)
Plan expenses	(44)	(340)

Fair value of plan assets, end of year	$0	$72

The composition of the accrued pension cost and the funded status for the terminated plans are as follows (in thousands):

December 31
2002
Projected benefit obligation	$2,758
Fair value of plan assets	72

Funded status	(2,686)
Unrecognized transition asset
Unrecognized net loss	798

Accrued pension cost	$(1,888)

The net periodic pension cost for the Company’s terminated qualified defined benefit pension plans is as follows (in thousands):

Year Ended December 31	2003	2002	2001
Service cost	$44	$250	$309
Interest cost		243	1,871
Expected return on assets		(62)	(2,044)
Amortization of prior service cost			39
Settlement	607	774	1,021
Curtailment			(1,358)

Net periodic pension cost	$651	$1,205	$(162)

The discount rate used in determining the actuarial present value of the projected benefit obligation at December 31, 2002 ranged from 6.0% to 7.0%. The expected long-term rate of return on assets was 6.0% in 2002.

The Company has a noncontributory supplemental retirement program for key management. The program provides for vesting of benefits under certain circumstances. Funding is not required, but generally the Company has acquired annuity contracts and life insurance on the lives of the individual participants to assist in payment of retirement benefits. The Company is the owner and beneficiary of such policies; accordingly, the cash values of the policies as well as the accrued liability are reported in the financial statements. The program requires continued employment through the date of expected retirement. The cost of the program is accrued over the participants’ remaining years of service with the Company. The measurement date for the supplemental retirement program is December 31, 2003.

Changes in the projected benefit obligation and accrued pension cost of the Company’s supplemental retirement program are as follows (in thousands):

	December 31
	2003	2002
Projected benefit obligation, beginning of year	$19,227	$16,302
Service cost	539	469
Interest cost	1,243	1,057
Assumption changes	(51)	2,264
Liability experience	(193)	225
Benefit payments	(1,111)	(1,090)

Projected benefit obligation, end of year	19,654	19,227
Unrecognized transition obligation	(607)	(695)
Unrecognized net loss	(4,503)	(5,077)

Accrued pension cost	$14,544	$13,455

Assumptions used to determine pension obligations are as follows:

	2003	2002
Discount Rate	6.25%	6.75%
Rate of Compensation increase	3.00%	4.50%

The net periodic pension cost for the Company’s supplemental retirement program is as follows (in thousands):

Year Ended December 31	2003	2002	2001
Service cost	$539	$469	$560
Interest cost	1,243	1,057	886
Amortization of transition asset	89	(1)	(1)
Amortization of loss	290	243	38

Net periodic pension cost	$2,161	$1,768	$1,483

Assumptions used to determine net periodic pension costs are as follows:

	2003	2002
Discount Rate	6.75%	7.25%
Rate of Compensation increase	4.50%	4.50%

The accumulated benefit obligation of the Company’s supplemental retirement program was $18,514,000 and $16,810,000 as of December 31, 2003 and 2002, respectively. At December 31, 2003 the accumulated benefit obligation of the Company’s supplemental retirement program exceeded plan assets. Accordingly, an additional minimum liability was recorded with an increase in accrued retirement benefits and other comprehensive loss of $3,421,000. The Company estimates that contributions to the supplemental retirement program in 2004 will approximate $1,200,000.

The Company has a defined contribution retirement plan which is qualified under Section 401(k) of the Internal Revenue Code. All U.S. employees are eligible to participate. The Company may match employee contributions up to specified percentages of gross pay. Employer contributions to the plans were $1,108,000, $1,794,000, and $1,786,000 in 2003, 2002, and 2001, respectively.

Health insurance benefits are provided to certain employees who retire before age 65 and, in certain cases, spouses of retired employees. The net periodic postretirement benefit cost was $71,000 in 2003. The Company no longer accepts new participants into this benefit program.

NOTE 12

Segment Information

The Company reports financial data for three reportable segments: television, radio, and Fisher Plaza. The television reportable segment includes the operations of the Company’s nine network-affiliated television stations, and a 50% interest in a company that owns a tenth television station. The radio reportable segment includes the operations of the Company’s 27 radio stations. Corporate expenses of the broadcasting business unit are allocated to the television and radio reportable segments based on a ratio that approximates historic revenue and operating expenses of the segments. The Fisher Plaza reportable segment includes the operations of a communications center located near downtown Seattle that serves as home of the Company’s Seattle television and radio operations, the Company’s corporate offices, and third-party tenants.

The Company formerly reported financial data for a remaining “all other” category. The operations of Fisher Pathways, Inc., a provider of satellite transmission services, as well as Fisher Media Services Company’s corporate expenses, were included in this “all other” category. Beginning in the first quarter of 2004, the Company began reporting the operations of Fisher Pathways, Inc., in the television reportable segment, consistent with changes in the financial and operational oversight of those operations. Also beginning in the first quarter of 2004, the Company began reporting Fisher Media Services Company’s corporate expenses in the Fisher Plaza reportable segment, consistent with that entity’s sole operational focus and the fact that management evaluates the operations of these activities together. Segmental data for all the years presented in these consolidated financial statements has been revised to conform to the 2004 presentation.

Operating results and other financial data for each segment are as follows (in thousands):

Revenue

	Year Ended December 31
	2003	2002	2001
Television	$88,676	$90,080	$95,383
Radio	44,221	32,515	34,677
Fisher Plaza	5,494	4,119	3,986
Corporate and eliminations	(4)	(18)	(38)

Continuing operations	138,387	126,696	134,008
Discontinued operations	17,458	30,847	72,307

	$155,845	$157,543	$206,315

Depreciation and amortization

	Year Ended December 31
	2003	2002	2001
Television	$11,700	$11,974	$14,801
Radio	1,535	1,593	1,396
Fisher Plaza	2,588	1,832	1,127
Corporate and eliminations	357	241	194

Continuing operations	16,180	15,640	17,518
Discontinued operations	2,621	6,913	8,844

	$18,801	$22,553	$26,362

The following table shows segment income (loss) from continuing operations before interest and income taxes (in thousands):

	Year Ended December 31
	2003	2002	2001
Television	$4,755	$2,007	$3,809
Radio	(996)	580	5,579
Fisher Plaza	(107)	(297)	1,895
Corporate and eliminations	(18,404)	(5,041)	(6,815)

Total segment income (loss) from continuing operations before interest and income taxes	(14,752)	(2,751)	4,468
Discontinued operations	41,243	14,368	(4,565)

	$26,491	$11,617	$(97)

The following table reconciles total segment income (loss) from continuing operations before interest and income taxes shown above to consolidated income (loss) from continuing operations before income taxes (in thousands):

	Year Ended December 31
	2003	2002	2001
Total segment income (loss) from continuing operations before income taxes	$(14,752)	$(2,751)	$4,468
Interest expense	(13,081)	(11,318)	(9,211)

Consolidated income (loss) from continuing operations before income taxes	$(27,833)	$(14,069)	$(4,743)

The following tables provide further segment data, as indicated (in thousands):

Total assets

	December 31
	2003	2002
Television	$95,863	$103,762
Radio	44,098	44,818
Fisher Plaza	126,377	138,058
Corporate and eliminations	130,347	147,714

Continuing operations	396,685	434,352
Discontinued operations, net		111,639

	$396,685	$545,991

Goodwill

	December 31
	2003	2002
Television	$21,453	$21,453
Radio	16,901	16,901

Continuing operations	38,354	38,354
Discontinued operations		51,744

	$38,354	$90,098

Capital expenditures

	Year Ended December 31
	2003	2002	2001
Television	$1,859	$3,299	$6,273
Radio	593	1,734	765
Fisher Plaza	9,263	32,885	26,340
Corporate and eliminations	29	17	1,603

Continuing operations	11,744	37,935	34,981
Discontinued operations	669	1,748	5,439

	$12,413	$39,683	$40,420

Intersegment sales amounted to $597,000 and $667,000 in 2003 and 2002, respectively, related primarily to management fees charged from the Company’s properties subsidiary (now reported in discontinued operations), and were based on amounts that the Company estimates would have been charged to external customers. Corporate assets are principally marketable securities. Capital expenditures are reported exclusive of acquisitions.

No geographic areas outside the United States were significant relative to consolidated sales and other revenue, income from operations or identifiable assets.

NOTE 13

Commitments and Contingencies

The Company leases office space and equipment under non-cancelable leases. Rental expense was $1,654,000, $1,256,000, and $1,423,000 in 2003, 2002, and 2001, respectively. Minimum future payments as of December 31, 2003 are as follows (in thousands):

Year	Lease Commitments
2004	$1,195
2005	946
2006	344
2007	252
2008	103
Thereafter	436

$3,276

In connection with a review of strategic alternatives in late 2002 and early 2003, the Company entered into retention agreements with certain officers and employees which required payments in January 2004, if the officers and employees continued their employment with the Company until that date. The Company accrued the amounts specified over the service period specified in the agreements. The Company also maintained agreements which provided that if a change in control should occur, certain officers will receive severance payments and health and welfare benefits. On January 15, 2004 the Company made payments totaling $3,548,000 under the agreements, and the agreements terminated.

The Company is subject to certain legal proceedings that have arisen in the ordinary course of its business. Management does not anticipate that disposition of these proceedings will have a material effect on the consolidated financial position, results of operations, or cash flows of the Company.

NOTE 14

Interim Financial Information (Unaudited)

Quarterly financial information is presented in the following table. Data may not add due to rounding (in thousands, except per-share amounts).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Revenue
2003	$30,219	$37,436	$36,226	$34,506	$138,387
2002	27,723	32,337	30,195	36,441	126,696
Income (loss) from continuing operations
2003	$(2,869)	$(2,617)	$(3,278)	$(6,040)	$(14,804)
2002	(6,284)	4,259	(3,051)	(2,470)	(7,546)
Income (loss) from discontinued operations
2003	$(77)	$(1,670)	$(1,020)	$25,799	$23,032
2002	(1,474)	(739)	2,133	5,253	5,173
Cumulative effect of change in accounting principle
2002	$(64,373)				$(64,373)
Net income (loss)
2003	$(2,946)	$(4,287)	$(4,298)	$19,759	$8,228
2002	(72,131)	3,520	(918)	2,783	(66,746)
Income (loss) per share:
From continuing operations
2003	$(0.33)	$(0.31)	$(0.38)	$(0.70)	$(1.72)
2002	(0.73)	0.50	(0.36)	(0.29)	(0.88)
From discontinued operations
2003	$(0.01)	$(0.19)	$(0.12)	$3.00	$2.68
2002	(0.17)	(0.09)	0.25	0.61	0.61
Cumulative effect of change in accounting principle
2002	$(7.50)				$(7.50)
Net income (loss)
2003	$(0.34)	$(0.50)	$(0.50)	$2.30	$0.96
2002	(8.40)	0.41	(0.11)	0.32	(7.77)
Income (loss) per share, assuming dilution:
From continuing operations
2003	$(0.33)	$(0.31)	$(0.38)	$(0.70)	$(1.72)
2002	(0.73)	0.49	(0.36)	(0.29)	(0.88)
From discontinued operations
2003	$(0.01)	$(0.19)	$(0.12)	$2.99	$2.68
2002	(0.17)	(0.09)	0.25	0.61	0.61
Cumulative effect of change in accounting principle
2002	$(7.50)				$(7.50)
Net income (loss)
2003	$(0.34)	$(0.50)	$(0.50)	$2.29	$0.96
2002	(8.40)	0.40	(0.11)	0.32	(7.77)
Dividends paid per share
2002	$0.26	$0.26			$0.52
Common stock closing market prices
2003
High	$56.12	$49.15	$50.00	$50.51	$56.12
Low	40.55	42.67	45.80	44.60	40.55
2002
High	$45.51	$58.72	$56.91	$57.03	$58.72
Low	32.00	43.24	45.50	45.00	32.00

In September 2002, the Company’s real estate subsidiary concluded the sale of certain property located on Lake Union in Seattle. Net proceeds from the sale were $12,779,000. The real estate subsidiary had agreements to provide certain management and other services to the purchaser of the property. Based on this continuing involvement, the results of operations through the date of sale, as well as the gain recognized on sale, were reported as continuing operations. As a result of the sale of the Company’s property management business in the fourth quarter of 2003, the results of operations and the gain recognized on the sale have been reclassified to discontinued operations within property management operations for all periods in the accompanying financial statements. The third quarter 2002 loss from discontinued operations shown in the table above reflects an after-tax gain of $3,527,000 that was included in continuing operations in the comparative presentation in the Company’s September 30, 2003 Quarterly Report on Form 10-Q.

Loss from continuing operations for the first quarter of 2003 is net of other income amounting to $3,675,000 relating to the sale of certain marketable securities (see Note 1) and gain on sale of real estate of $1,425,000.

The Company has entered into an interest rate swap agreement and is party to a variable forward sales transaction (see Note 7). Changes in the value of the derivative portions of these arrangements are reported as net gain (loss) on derivative instruments. Loss from continuing operations for the fourth quarter of 2003 includes a net loss on derivative instruments of $7,371,000, a loss on extinguishment of debt of $2,204,000 (see Note 7), and revision of estimated tax liabilities of $1,300,000.

Loss from continuing operations for the first quarter of 2002 includes a loss on extinguishment of debt of $3,264,000 (see Note 7). Income from continuing operations in the second quarter of 2002 includes a net gain on derivative instruments of $6,828,000. Loss from continuing operations in the fourth quarter of 2002 includes a net loss on derivative instruments of $5,960,000.

Income from discontinued operations in the third quarter of 2002 includes gain on sale of certain property used in the Company’s real estate operations located on Lake Union in Seattle amounting to $3,483,000, after income taxes (see Note 6). Income from discontinued operations for the fourth quarter of 2003 includes a $10,704,000 after-gain on sale of properties used in the Company’s real estate operations, a $8,099,000 after-tax gain on the sale of substantially all of the assets of the Company’s television stations in Georgia, and a $8,037,000 after-tax gain on the sale of substantially all of the assets of the Company’s two radio stations in Portland, Oregon (see Note 2).

Income from discontinued operations for the fourth quarter of 2002 includes gain on sale of four industrial properties used in the Company’s real estate operations amounting to $7,203,000, net of income taxes (see Note 2).

Loss from cumulative effect of change in accounting principle and net loss in the first quarter of 2002 represents the net loss resulting from a goodwill impairment charge resulting from adoption of SFAS 142 effective January 1, 2002.

NOTE 15

Financial Information for Guarantors

In September 2004, the Company announced the private placement of $150,000,000 aggregate principal amount of senior notes due 2014. The notes will be offered to private investors under Rule 144A of the Securities Act of 1933 (the “Securities Act”) and will not be registered with the Securities and Exchange Commission. However, the Company has agreed to use commercially reasonable efforts to file a registration statement within 120 days of the issuance of the notes, with respect to an offer to exchange the notes for freely tradable notes registered under the Securities Act. The notes are unconditionally guaranteed, jointly and severally, on an unsecured, senior basis by all the wholly owned subsidiaries of the Company.

Presented below is the condensed consolidated statement of operations and of cash flows for the years ended December 31, 2003, 2002, and 2001 and the condensed consolidated balance sheets as of December 31, 2003 and 2002. The condensed consolidated information is presented for (i) the Company, (ii) the wholly owned guarantor subsidiaries, (iii) eliminations, and (iv) the Company on a consolidated basis.

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Fisher Communications, Inc.		Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Revenue	$		$138,978	$(591)	$138,387
Costs and expenses
Cost of services sold			68,569	614	69,183
Selling expenses			25,259		25,259
General and administrative expenses		13,469	27,565	(1,205)	39,829
Depreciation and amortization		354	15,826		16,180

		13,823	137,219	(591)	150,451

Income (loss) from operations		(13,823)	1,759		(12,064)
Net gain (loss) on derivative instruments		(10,299)	3,388		(6,911)
Loss from extinguishment of long-term debt			(2,204)		(2,204)
Other income, net		5,972	455		6,427
Equity in income of subsidiaries		21,104		(21,104)	—
Interest expense, net		(5,210)	(7,871)		(13,081)

Loss from continuing operations before income taxes		(2,256)	(4,473)	(21,104)	(27,833)
Benefit for federal and state income taxes		(10,484)	(2,545)		(13,029)

Income (loss) from continuing operations		8,228	(1,928)	(21,104)	(14,804)
Income from discontinued operations, net of income taxes			23,032		23,032

Net income		$8,228	$21,104	$(21,104)	$8,228

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Fisher Communications, Inc.		Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Revenue	$		$127,350	$(654)	$126,696
Costs and expenses
Cost of services sold			57,698	778	58,476
Selling expenses			19,808		19,808
General and administrative expenses		9,822	28,526	(1,432)	36,916
Depreciation and amortization		237	15,403		15,640

		10,059	121,435	(654)	130,840

Income (loss) from operations		(10,059)	5,915		(4,144)
Net gain (loss) on derivative instruments		2,591	(959)		1,632
Loss from extinguishment of long-term debt		(3,264)			(3,264)
Other income, net		2,567	458		3,025
Equity in income of subsidiaries		(59,400)		59,400	—
Interest expense, net		(5,417)	(5,901)		(11,318)

Loss from continuing operations before income taxes		(72,982)	(487)	59,400	(14,069)
Benefit for federal and state income taxes		(6,236)	(287)		(6,523)

Loss from continuing operations		(66,746)	(200)	59,400	(7,546)
Income from discontinued operations, net of income taxes			5,173		5,173

Income (loss) before cumulative effect of change in accounting principle		(66,746)	4,973	59,400	(2,373)
Cumulative effect of change in accounting principle, net of income tax benefit of $34,662			(64,373)		(64,373)

Net loss		$(66,746)	$(59,400)	$59,400	$(66,746)

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Revenue	$3,986	$130,801	$(779)	$134,008
Costs and expenses
Cost of services sold	637	61,915	841	63,393
Selling expenses		17,644		17,644
General and administrative expenses	10,655	24,907	(1,620)	33,942
Depreciation and amortization	2,489	15,029		17,518

	13,781	119,495	(779)	132,497

Income (loss) from operations	(9,795)	11,306	—	1,511
Other income, net	1,586	1,371		2,957
Equity in income of subsidiaries	1,083		(1,083)	—
Interest expense, net	(8,244)	(967)		(9,211)

Income (loss) from continuing operations before income tax	(15,370)	11,710	(1,083)	(4,743)
Provision (benefit) for federal and state income taxes	(7,107)	3,801		(3,306)

Income (loss) from continuing operations	(8,263)	7,909	(1,083)	(1,437)
Loss from discontinued operations, net of income taxes		(6,826)		(6,826)

Net income (loss)	$(8,263)	$1,083	$(1,083)	$(8,263)

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2003

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations		Fisher Communications, Inc. and Subsidiaries
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$1,639	$11,357	$		$12,996
Receivables	2	28,360			28,362
Due from affiliate		50,582		(50,582)	—
Income taxes receivable	4,804			(4,804)	—
Deferred income taxes	383	1,209			1,592
Prepaid expenses	2,140	1,811			3,951
Television and radio broadcast rights		6,624			6,624

Total current assets	8,968	99,943		(55,386)	53,525
Marketable securities, at market value	116,882				116,882
Investment in consolidated subsidiaries	217,733			(217,733)	—
Cash value of life insurance and retirement deposits	4,806	9,888			14,694
Television and radio broadcast rights		4,120			4,120
Goodwill, net		38,354			38,354
Intangible assets		1,244			1,244
Investments in equity investee		2,824			2,824
Deferred income taxes		12,922		(12,922)	—
Other	822	4,377			5,199
Property, plant and equipment, net	281	159,562			159,843

Total Assets	$349,492	$333,234		$(286,041)	$396,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable and current portion of long-term debt	$706	$820	$		$1,526
Trade accounts payable	142	3,634		(92)	3,684
Payable to affiliate	50,341			(50,341)	—
Accrued payroll and related benefits	4,488	4,719			9,207
Television and radio broadcast rights payable		5,896			5,896
Income taxes payable		10,127		(4,804)	5,323
Other current liabilities	2,292	2,508		(130)	4,670

Total current liabilities	57,969	27,704		(55,367)	30,306
Long-term debt, net of current maturities	54,222	73,109			127,331
Accrued retirement benefits	5,076	13,617			18,693
Deferred income taxes	38,902			(12,922)	25,980
Other liabilities	5,519	1,071		(19)	6,571
Stockholders’ Equity
Common stock	10,760	1,131		(1,131)	10,760
Capital in excess of par	4,051	164,282		(164,282)	4,051
Deferred compensation	(2)				(2)
Accumulated other comprehensive income—net of income taxes:
Unrealized gain on marketable securities	75,312				75,312
Minimum pension liability	(2,223)	(2,223)		2,223	(2,223)
Retained earnings	99,906	54,543		(54,543)	99,906

Total Stockholders’ Equity	187,804	217,733		(217,733)	187,804

Total Liabilities and Stockholders’ Equity	$349,492	$333,234		$(286,041)	$396,685

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2002

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations		Fisher Communications, Inc. and Subsidiaries
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$15,548	$7,967	$		$23,515
Restricted cash		12,778			12,778
Receivables	1	30,942			30,943
Due from affiliate		49,976		(49,976)	—
Income tax receivable	6,168			(1,743)	4,425
Deferred income taxes	631	978			1,609
Prepaid expenses	566	3,702			4,268
Television and radio broadcast rights		7,146			7,146
Assets held for sale		3,114			3,114

Total current assets	22,914	116,603		(51,719)	87,798
Marketable securities, at market value	107,352				107,352
Investment in consolidated subsidiaries	196,645			(196,645)
Cash value of life insurance and retirement deposits	4,551	9,325			13,876
Television and radio broadcast rights		5,253			5,253
Goodwill, net		38,354			38,354
Intangible assets		765			765
Investments in equity investee		2,922			2,922
Deferred income taxes		7,793		(7,793)	—
Other	6,825	9,699			16,524
Assets held for sale		108,525			108,525
Property, plant and equipment, net	613	164,009			164,622

Total Assets	$338,900	$463,248		$(256,157)	$545,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable and current portion of long-term debt	$828	$3,993	$		$4,821
Trade accounts payable	153	5,396		(942)	4,607
Due to affiliate	48,885			(48,885)
Accrued payroll and related benefits	1,060	5,546			6,606
Television and radio broadcast rights payable		6,179			6,179
Income taxes payable		1,743		(1,743)	—
Other current liabilities	603	950			1,553
Liabilities of business held for sale		3,595			3,595

Total current liabilities	51,529	27,402		(51,570)	27,361
Long-term debt, net of current maturities	67,852	180,607			248,459
Accrued retirement benefits	5,875	13,218			19,093
Deferred income taxes	40,909			(7,793)	33,116
Other liabilities		6,536		(149)	6,387
Liabilities of business held for sale		38,840			38,840
Stockholders’ Equity
Common stock	10,743	1,131		(1,131)	10,743
Capital in excess of par	3,488	164,282		(164,282)	3,488
Deferred compensation	(11)				(11)
Accumulated other comprehensive income—net of income taxes:
Unrealized gain on marketable securities	69,020				69,020
Minimum pension liability	(2,183)	(1,773)		1,773	(2,183)
Retained earnings	91,678	33,005		(33,005)	91,678

Total Stockholders’ Equity	172,735	196,645		(196,645)	172,735

Total Liabilities and Stockholders’ Equity	$338,900	$463,248		$(256,157)	$545,991

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Net cash provided by (used in) operating activities	$(750)	$6,909		$6,159

Cash flows from investing activities
Proceeds from collection of notes receivable		3,235		3,235
Proceeds from sale of marketable securities	5,169			5,169
Proceeds from sale of Georgia television stations		40,725		40,725
Proceeds from sale of Portland radio stations		42,033		42,033
Proceeds from sale of property, plant and equipment		61,050		61,050
Release of restricted cash		12,778		12,778
Dividends from equity investee		125		125
Purchase of radio station license		(468)		(468)
Purchase of property, plant and equipment	(27)	(12,386)		(12,413)

Net cash provided by investing activities	5,142	147,092	—	152,234

Cash flows used in financing activities
Net payments under notes payable	(122)			(122)
Payments on borrowing agreements and mortgage loans	(18,669)	(149,998)		(168,667)
Payment of deferred loan costs		(613)		(613)
Proceeds from exercise of stock options	490			490

Net cash provided by used in financing activities	(18,301)	(150,611)	—	(168,912)

Net increase (decrease) in cash and cash equivalents	(13,909)	3,390	—	(10,519)
Cash and cash equivalents, beginning of period	15,548	7,967		23,515

Cash and cash equivalents, end of period	$1,639	$11,357	$—	$12,996

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Net cash provided by (used in) operating activities	$117,344	$(99,807)		$17,537

Cash flows from investing activities
Proceeds from sale of property, plant and equipment		62,465		62,465
Restricted cash		(12,778)		(12,778)
Purchase of property, plant and equipment	(25)	(39,658)		(39,683)

Net cash provided by (used in) investing activities	(25)	10,029		10,004

Cash flows from financing activities
Net payments under notes payable	(8,624)			(8,624)
Borrowings under borrowing agreements	64,781	211,350		276,131
Payments on borrowing agreements and mortgage loans	(219,946)	(44,975)		(264,921)
Payment of deferred loan costs	(287)	(5,446)		(5,733)
Dividends paid	(4,468)	(66,457)	66,457	(4,468)
Dividends received	66,457		(66,457)
Proceeds from exercise of stock options	21			21

Net cash provided by (used in) financing activities	(102,066)	94,472		(7,594)

Net increase in cash and cash equivalents	15,253	4,694	—	19,947
Cash and cash equivalents, beginning of period	295	3,273		3,568

Cash and cash equivalents, end of period	$15,548	$7,967	$—	$23,515

FINANCIAL INFORMATION FOR GUARANTORS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2001

	Fisher Communications, Inc.	Wholly Owned Guarantor Subsidiaries	Eliminations	Fisher Communications, Inc. and Subsidiaries
	(in thousands)
Net cash provided by (used in) operating activities	$43,159	$(34,626)		$8,533

Cash flows from investing activities
Proceeds from sale of property, plant and equipment		2		2
Proceeds from sale of discontinued milling business assets		49,910		49,910
Investments in equity investees		(4,109)		(4,109)
Purchase of property, plant and equipment	(31,473)	(8,947)		(40,420)

Net cash provided by (used in) investing activities	(31,473)	36,856	—	5,383

Cash flows from financing activities
Net payments under notes payable		(560)		(560)
Borrowings under borrowing agreements	45,000	9,036		54,036
Payments on borrowing agreements and mortgage loans	(48,677)	(1,020)		(49,697)
Redemption of preferred stock of subsidiary		(6,675)		(6,675)
Payment of deferred loan costs	(80)	80
Dividends paid	(8,919)			(8,919)
Proceeds from exercise of stock options	1,249			1,249

Net cash provided by (used in) financing activities	(11,427)	861	—	(10,566)

Net increase in cash and cash equivalents	259	3,091	—	3,350
Cash and cash equivalents, beginning of period	36	182		218

Cash and cash equivalents, end of period	$295	$3,273	$—	$3,568

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of

Fisher Communications, Inc:

Our audits of the consolidated financial statements referred to in our report dated March 11, 2004, except as to Note 12, which is as of August 31, 2004 and Note 15, which is as of September 15, 2004, appearing on page F-24 of the Offering Memorandum for $150,000,000 Senior Notes Due 2014 also included an audit of the financial statement schedule listed in the accompanying Index to the Financial Statements. In our opinion, this financial statements schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Seattle, Washington

March 11, 2004

Schedule II

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

(in thousands)

	Year Ended December 31
	2003	2002	2001
Allowance for doubtful accounts
Balance at beginning of year	$1,274	$882	$1,012
Additions charged to expense	728	1,267	1,047
Balances written off, net of recoveries	(1,072)	(848)	(1,354)
Reclassified from (to) net working capital of discontinued operations		(27)	177

Balance at end of year	$930	$1,274	$882